                                                                                           Exhibit 21

                               Subsidiaries of O'Sullivan Industries Holdings, Inc.

Subsidiary                                           Jurisdiction of Incorporation

O'Sullivan Industries, Inc.                               Delaware
      O'Sullivan Industries - Virginia, Inc.                    Virginia
      O'Sullivan Furniture Factory Outlet, Inc.                 Missouri
      O'Sullivan Furniture Asia Pacific Pty. Ltd.               Australia
      Furniture Zone Australasia Pty. Ltd.                      Australia
      Furio Furniture Pty. Ltd.                                 Australia
      ACN 090 567 052 Pty. Ltd                                  Australia
      O'Sullivan Industries (Australia) Pty. Ltd.               Australia